MCAFEE, INC. REPORTS RECORD FIRST QUARTER REVENUE OF $370 MILLION

SANTA CLARA, Calif., April 24, 2008 - McAfee, Inc. (NYSE: MFE) today reported financial results for the first quarter ended March 31, 2008.

"In the first quarter of 2008, McAfee reported record revenue and our ninth consecutive quarter of double-digit year-over-year revenue growth,” said Dave DeWalt, McAfee’s chief executive officer and president. “We had balanced performance across our corporate and consumer segments and our North American and international geographies. Our revenue growth reflects the success of our security focus, our leading edge technology, the value that we provide our customers and global growth of our partnerships.”

“We are winning new business from users seeking security suites that provide comprehensive and integrated protection from an ever-evolving threat landscape,” added DeWalt. “McAfee offers suite solutions for endpoint, data, and now network, with our recent announcement of Total Protection for Network. This industry shift to suites creates ongoing growth potential for the company across customer segments, both in our current installed base and outside of it. We believe that McAfee’s security focus combined with our strong balance sheet, improving sales execution and investments we are making in the first half of 2008 will position the company well for long-term industry leadership.”

First Quarter Financial Highlights and Operational Metrics:

$ in Millions, except per share and % data	Q1 2008	Q1 2007	% Change
Total Net Revenue	$369.6	$314.9	17%

GAAP Operating Income	$53.2	$41.4	29%
GAAP Net Income	$31.6	$43.4	(27)%
GAAP Net Income Per Share (Diluted)	$0.19	$0.27	(28)%

Non-GAAP Operating Income*	$82.1	$83.6	(2)%
Non-GAAP Net Income*	$71.2	$71.6	0%
Non-GAAP Net Income Per Share* (Diluted)	$0.43	$0.44	(2)%

Deferred Revenue	$1,081	$896	21%
Cash & Marketable Securities	$1,293	$1,342	(4)%

* A complete reconciliation of GAAP to non-GAAP results is set forth in the attachment to this press release.

First Quarter 2008 Operating Summary:

Corporate Business: Revenue grew 16 percent compared with the same period last year, to $217 million in the first quarter of 2008. Growth during the quarter was driven by sales of Total Protection for Endpoint, Data Protection and McAfee’s Network Security Platform, formerly known as IntruShield. In the first quarter of 2008, McAfee closed 271 deals over $100,000, including 37 deals over $500,000 and 8 deals over $1 million. During the quarter, McAfee announced that Gartner, Inc. has placed the company in the leader’s quadrant in its "Magic Quadrant for Network Intrusion Prevention System Appliances, 1H08" as published. In addition, McAfee successfully integrated its endpoint encryption technology, formerly known as SafeBoot, into its centralized management console, ePolicy Orchestrator.

In more recent developments, the company launched new network security platforms, McAfee Content Security Blade Server and McAfee M-8000 Network Security Platform. McAfee also introduced Total Protection for Network, a new security suite combining McAfee Content Security Blade Server and McAfee M-8000 Network Security Platform to provide end-to-end protection for the entire network infrastructure.

Consumer Business: Revenue grew 19 percent compared with the same period last year, to $153 million in the first quarter of 2008. McAfee extended its industry first Web security offerings with the completion of the acquisition of ScanAlert and continued distribution of McAfee SiteAdvisor which now has been downloaded more than 130 million times. In the first quarter of 2008, McAfee continued to expand its global partnerships. McAfee signed or extended 14 agreements and launched 97 new or enhanced online partnerships with a record number of new partner additions in our EMEA region including Orange broadband NL in the Netherlands, TT Net in Turkey and KMC Bank & Insurance Company in Belgium.

In more recent developments, McAfee announced that it has signed a multi-year, worldwide partnership with Acer, Inc. Acer computers have begun shipping with McAfee's software suite in the second quarter of 2008. McAfee also started shipments of its software suite under a new agreement with Sony Japan and Cox launched the new Cox Security Suite powered by McAfee.

North America: Revenue grew 15 percent to $190 million in the first quarter of 2008 compared with $165 million in the first quarter of 2007. North American revenue accounted for 51 percent of total revenue for the first quarter of 2008 compared with 52 percent of total revenue for the first quarter of 2007.

International: Revenue grew 20 percent, to $180 million in the first quarter of 2008 compared with $150 million in the first quarter of 2007. Compared with the first quarter of 2007, revenue from Europe and the Middle East grew by 20 percent, Asia Pacific grew by 36 percent, Latin America grew by 24 percent and Japan grew by 7 percent. International revenue accounted for 49 percent of total revenue for the first quarter of 2008 compared with 48 percent of total revenue for the first quarter of 2007.

Balance Sheet and Cash Flow Summary:
At March 31, 2008, the company reported cash and marketable securities of $1.293 billion, compared with $1.319 billion at the end of the fourth quarter of 2007. The change reflected the company’s repurchase of approximately 3.4 million shares of its common stock for $113 million under the Company’s stock repurchase program and the $49 million net cash outlay for the acquisition of ScanAlert, Inc., which closed in January 2008. These outflows were partially offset by $65 million of operating cash flows and $54 million of proceeds from the exercise of stock options. The company expects to continue repurchasing its shares. Such repurchases may be made from time to time in the open market or pursuant to a 10b5-1 plan adopted by the company.

Deferred revenue was $1.081 billion at the end of the first quarter of 2008, a 21 percent increase over the March 31, 2007 balance. Approximately 82 percent of revenue during the first quarter of 2008 came from prior period deferred revenue.

During the first quarter of 2008, the company generated approximately $65 million in cash flow from operations, compared with $102 million in the same quarter last year. This change in cash flow was primarily due to the additional use of cash for working capital requirements resulting from increased payments for partners, incentive compensation, legal costs and restatement related costs. Days sales outstanding (DSOs) were 48 days, compared with 42 days in the first quarter of 2007. The year over year increase in DSOs was primarily due to the acquisition of SafeBoot in the fourth quarter of 2007, increased sales volume and the timing of orders processed during the quarter.

Financial Outlook:

McAfee expects net revenue in the second quarter of 2008 of $360 million to $375 million.

The company expects second quarter 2008 GAAP net income of $0.26 to $0.31 per share and non-GAAP net income of $0.42 to $0.47 per share on a diluted basis.

McAfee expects net revenue for the full-year 2008 of $1.435 billion to $1.535 billion.

The company expects full-year 2008 GAAP net income of $1.15 to $1.25 per share and non-GAAP net income of $1.85 to $1.95 per share on a diluted basis.

This guidance reflects an assumed 24 percent GAAP tax rate and a 27 percent non-GAAP tax rate. In addition, guidance does not reflect the future impact of the company’s stock repurchase program. See the reconciliation of projected GAAP net income per share to projected non-GAAP net income per share attached to this press release.

Conference Call Information:

•
The company will host a conference call today at 1:30 p.m. Pacific, 4:30 p.m. Eastern to discuss its quarterly results. Participants should call (800) 809-7467 (U.S. toll-free) or (706) 679-4671 (international). The passcode is 37792510.

•	Attendees should dial in at least 15 minutes prior to the conference call.
•	A replay of the call will be available until May 8, by calling (800) 642-1687 (U.S. toll-free) or (706) 645-9291 (international).
•	A Web cast of the call may also be found on the Internet through McAfee’s Investor Relations Web site at http://investor.mcafee.com.

Disclosure Statements and Discussion of Non-GAAP Financial Measures:

Management evaluates and makes operating decisions using various performance measures. In addition to reporting financial results in accordance with GAAP, we also consider adjusted gross profit, operating income and net income, which we refer to as “non-GAAP gross profit,” “non-GAAP operating income” and “non-GAAP net income.” In calculating non-GAAP gross profit, non-GAAP operating income and non-GAAP net income, management excludes certain items to facilitate its review of the comparability of the company's operating performance on a period-to-period basis because such items are not, in management's view, related to the company's ongoing operating performance.

Non-GAAP gross profit excludes amortization of purchased technology and patents, non-cash stock-based compensation charges and stock-based compensation charges related to tender offer. Non-GAAP net income and non-GAAP operating income exclude amortization of purchased technology, patents and intangibles expense, non-cash stock-based compensation charges and stock-based compensation charges related to tender offer, acquisition related costs, loss on sale/disposal of assets and technology, restructuring charges, SEC settlement charges, SEC and compliance costs, provision for income taxes and certain other items. Management used a 27 percent non-GAAP effective tax rate to calculate non-GAAP net income in 2008 and 2007. Management believes that the 27 percent effective tax rate in each respective period is reflective of a long-term normalized tax rate under the global McAfee legal entity and tax structure as of the respective period end.

We present non-GAAP gross profit, non-GAAP operating income and non-GAAP net income because we consider each to be an important supplemental measure of our performance. Management uses these non-GAAP financial measures to make operational and investment decisions, to evaluate the company’s performance, to forecast and to determine compensation. Further, management utilizes these performance measures for purposes of comparison with its business plan and individual operating budgets and allocation of resources. In addition, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation.

We further believe that these non-GAAP financial measures are useful to investors in providing greater transparency to the information used by management in its operational decision making. We believe that calculating non-GAAP gross profit, non-GAAP operating income and non-GAAP net income also facilitates a comparison of McAfee’s underlying operating performance with that of other companies in our industry, which may from time to time use similar non-GAAP financial measures to supplement their GAAP results. However, non-GAAP gross profit, non-GAAP operating income and non-GAAP net income have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for GAAP gross profit, operating income and net income or any other performance measure determined in accordance with GAAP. In the future, we expect to continue to incur expenses similar to certain of the non-GAAP adjustments described above and exclusion of these items in the presentation of our non-GAAP financial measures should not be construed as an inference that all of these costs are unusual, infrequent or non-recurring. Investors and potential investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as analytical tools. Some of the limitations in relying on non-GAAP net income are:

•
Amortization of purchased technology, patents and intangibles, though not directly affecting our current cash position, represents the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry which is addressed through our research and development program.

•
The company regularly engages in acquisition and integration activities as part of its ongoing business. Therefore, we expect to continue to experience acquisition and retention bonuses, in-process research and development charges and integration costs related to acquisition activity in future periods.

•
The company’s income tax expense will ultimately be based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 27 percent rate assumed in our non-GAAP financial measures for 2008 and 2007.

•	Other companies, including companies in our industry, may calculate non-GAAP net income differently than we do, limiting its usefulness as a comparative tool.

In addition, many of the adjustments to our GAAP financial statements result in the exclusion of items that are recurring and will be reflected in the company’s financial results for the foreseeable future. The company compensates for these limitations by providing specific information regarding the GAAP amounts excluded from the non-GAAP financial measures. The company further compensates for the limitations of our use of non-GAAP financial measures by presenting comparable GAAP measures more prominently. The company evaluates the non-GAAP financial measures together with the most directly comparable GAAP financial measure.

Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our GAAP gross profit, operating income and net income. For more information, see the consolidated statements of income and the “Reconciliation of GAAP to Non-GAAP Financial Measures” contained in this press release.

Forward-Looking Statements:

This release contains forward-looking statements, which include those regarding the preliminary results for the quarter ended March 31, 2008, guidance on expected operating results for the second quarter of 2008 and full year 2008, expectations regarding McAfee’s stock repurchase program, business strategy, business momentum, market position, relationships and opportunities, the benefits of McAfee’s security solutions and the industry shift to security suites. Actual results could vary, perhaps materially, and the expected results may not occur. In particular, further risks may arise from governmental inquiries into our past stock option granting practices, including but not limited to, potential fines and penalties, and disruptions to our ongoing business and significant legal, litigation, accounting, tax and other expenses. In addition, actual results are subject to other risks, including that McAfee may not achieve its planned revenue realization rates, succeed in its efforts to grow its business or combat effectively the security threats of the future, build upon its technology leadership, leverage its relationships and opportunities to the degree expected, or capture market share, notwithstanding related commitment or related investment, or successfully repurchase its stock to the extent anticipated. The company may not benefit from its acquisitions, strategic alliances or partnerships as anticipated, customers may not respond as favorably as anticipated to the company’s product or technical support offerings, the company’s product and service offerings may not continue to interoperate effectively with newly developed operating systems, the company may experience delays in product development or the release of previously announced products, the company may experience delayed or lost bookings and revenue as a result of outages in integrated systems on which it is highly dependent, the company may not satisfactorily anticipate or meet its customers’ needs or expectations, or the industry shift to security suites is not adopted to the extent anticipated. Actual results are also subject to a number of other factors, including customer and distributor demand fluctuations, currency fluctuations and macro and other economic conditions both in the United States and internationally. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in McAfee’s filings with the SEC including its annual report on Form 10-K for the year ended December 31, 2007. McAfee does not undertake to update any forward looking statements.

About McAfee, Inc.:

McAfee, Inc., headquartered in Santa Clara, California, is the world's largest dedicated security technology company. It delivers proactive and proven solutions and services that secure systems and networks around the world, allowing users to browse and shop the Web securely. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector and service providers by enabling them to comply with regulations, protect data, prevent disruptions, identify vulnerabilities and continuously monitor and improve their security. http://www.mcafee.com.

# # #

McAfee, SiteAdvisor, IntruShield, SafeBoot and ScanAlert and/or other noted McAfee related products contained herein are registered trademarks or trademarks of McAfee, Inc., and/or its affiliates in the U.S. and/or other countries. McAfee Red in connection with security is distinctive of McAfee brand products. Any other non-McAfee related products, registered and/or unregistered trademarks contained herein are only by reference and are the sole property of their respective owners. © 2008 McAfee, Inc. All rights reserved.

McAFEE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Preliminary and unaudited)

	March 31,	December 31,
	2008	2007

Assets:
Cash and marketable securities	$1,293,084	$1,318,802
Restricted cash	583	571
Accounts receivable, net	195,113	232,056
Prepaid expenses, income taxes and other current assets	222,460	186,574
Property and equipment, net	93,826	94,670
Deferred taxes	549,391	577,530
Goodwill, intangibles and other long term assets, net	1,080,727	1,003,900
Total assets	$3,435,184	$3,414,103

Liabilities:
Accounts payable	$40,876	$45,858
Accrued liabilities	309,086	330,166
Deferred revenue	1,080,744	1,044,513
Accrued taxes and other long term liabilities	88,273	88,241
Total liabilities	1,518,979	1,508,778

Stockholders' Equity:
Common stock	1,772	1,732
Treasury stock	(430,445)	(303,270)
Additional paid-in capital	1,899,095	1,810,290
Accumulated other comprehensive income	50,096	32,498
Retained earnings	395,687	364,075
Total stockholders' equity	1,916,205	1,905,325
Total liabilities and stockholders' equity	$3,435,184	$3,414,103

McAFEE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(Preliminary and unaudited)

	Three Months Ended
	March 31,
	2008	2007

Net revenue	$369,641	$314,878

Cost of net revenue (1)	76,376	61,684
Amortization of purchased technology and patents	13,560	8,369
Gross profit	279,705	244,825

Operating costs:
Research and development (1)	58,308	52,710
Marketing and sales (1)	118,076	92,896
General and administrative (1)	41,592	44,685
Amortization of intangibles	5,340	2,682
Acquisition related costs	1,692	2,250
SEC and compliance costs	1,376	5,052
Restructuring charges	71	3,126
Loss on sale/disposal of assets and technology	3	4
Total operating costs	226,458	203,405
Income from operations	53,247	41,420

Interest and other income, net	15,497	14,424
Income before provision for income taxes	68,744	55,844

Provision for income taxes	37,132	12,494
Net income	$31,612	$43,350

Net income per share - basic	$0.20	$0.27
Net income per share - diluted	$0.19	$0.27

Shares used in per share calculation - basic	160,992	159,799
Shares used in per share calculation - diluted	164,867	163,174

(1)	The Company accounts for stock compensation expense under SFAS 123R, “Share-Based Payment", which requires stock compensation expense to be recognized based on grant date fair value.

Cash and non-cash stock-based compensation charges are included as follows:
Cost of net revenue	$444	$1,215
Research and development	3,621	4,972
Marketing and sales	3,748	8,513
General and administrative	4,063	6,238

	$11,876	$20,938

McAFEE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(Preliminary and unaudited)

		Three Months Ended
		March 31,
		2008	2007
Net revenue:
GAAP net revenue		$369,641	$314,878

Gross profit:
GAAP gross profit		$279,705	$244,825
Non-cash stock-based compensation charges and stock-based
compensation charges related to tender offer	(A)	465	1,211
Amortization of purchased technology and patents	(B)	13,560	8,369
Non-GAAP gross profit		$293,730	$254,405

Operating income:
GAAP operating income		$53,247	$41,420
Non-cash stock-based compensation charges and stock-based
compensation charges related to tender offer	(A)	12,258	20,707
Amortization of purchased technology and patents	(B)	13,560	8,369
Amortization of intangibles	(B)	5,340	2,682
Acquisition related costs	(C)	1,692	2,250
SEC and compliance costs	(D)	1,376	5,052
Restructuring charges	(E)	71	3,126
Loss on sale/disposal of assets and technology	(F)	3	4
Change in fair value of stock-based liability awards	(G)	(5,483)	-

Non-GAAP operating income		$82,064	$83,610

Net income:
GAAP net income		$31,612	$43,350
Non-cash stock-based compensation charges and stock-based
compensation charges related to tender offer	(A)	12,258	20,707
Amortization of purchased technology and patents	(B)	13,560	8,369
Amortization of intangibles	(B)	5,340	2,682
Acquisition related costs	(C)	1,692	2,250
SEC and compliance costs	(D)	1,376	5,052
Restructuring charges	(E)	71	3,126
Loss on sale/disposal of assets and technology	(F)	3	4
Change in fair value of stock-based liability awards	(G)	(5,483)	-
Provision for income taxes	(H)	37,132	12,494

Non-GAAP income before provision for income taxes		97,561	98,034

Non-GAAP provision for income taxes	(I)	26,341	26,469
Non-GAAP net income		$71,220	$71,565

Net income per share - diluted: *
GAAP net income per share - diluted		$0.19	$0.27
Non-cash stock-based compensation charges and stock-based
compensation charges related to tender offer adjustment per share	(A)	0.07	0.13
Other adjustments per share	(B)-(I)	0.17	0.05

Non-GAAP net income per share - diluted		$0.43	$0.44

Shares used to compute Non-GAAP net income per share - diluted		164,867	163,174

*
Non-GAAP net income per share is computed independently for each period presented. The sum of GAAP net income per share and non-GAAP adjustments may not equal non-GAAP net income per share due to rounding differences.

This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. For a detailed explanation of the adjustments made to comparable GAAP measures, the reasons why management uses these measures, the usefulness of these measures and the material limitations on the usefulness of these measures, see items (A) through (I).

Items (A) through (I) on the “Reconciliation of GAAP to Non-GAAP Financial Measures” table are listed to the right of certain categories under “Gross profit,” “Operating income,” “Net income” and “Net income per share - diluted” correspond to the categories explained in further detail below under paragraphs (A) through (I).

While we currently do not believe a non-GAAP net revenue metric is meaningful, GAAP net revenue has been provided to enable an understanding of the relationships between GAAP net revenue and the GAAP and non-GAAP financial measures included in the table above. As an example, this facilitates non-GAAP expense to revenue analysis. The non-GAAP financial measures are non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per share - diluted, which adjust for the following items: non-cash stock-based compensation charges and stock-based compensation charges related to tender offer, amortization of purchased technology, patents and intangibles, acquisition related costs, SEC and compliance costs, restructuring charges, loss on sale/disposal of assets and technology, change in fair value of stock-based liability awards, income taxes and certain other items. We believe that the presentation of these non-GAAP financial measures is useful to investors, and such measures are used by our management, for the reasons associated with each of the adjusting items as described below:

(A)
Non-cash stock-based compensation charges and stock-based compensation charges related to tender offer consist of non-cash charges relating to employee stock options, restricted stock awards and units determined in accordance with SFAS 123R. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of non-cash stock-based compensation allows for more accurate comparisons of our operating results to our peer companies, and for a more accurate comparison of our financial results to previous periods. In addition, the Company believes it is useful to investors to understand the specific impact of the application of SFAS 123R on our operating results. The amount in 2008 also includes stock-based compensation charges related to the tender offer.

(B)
Amortization of purchased technology, patents, and intangibles are non-cash charges that can be impacted by the timing and magnitude of our acquisitions. The Company considers its operating results without these charges when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of other companies in its industry.

(C)
Acquisition related costs vary significantly in size and amount and are disregarded by the Company’s management when evaluating and predicting earnings trends because these charges are unique to specific acquisitions, and are therefore excluded by the Company when presenting non-GAAP financial measures.

(D)
SEC and compliance costs are charges related to discrete and unusual events where the Company has incurred significant compliance costs and which, in the Company’s view, are not incurred in the ordinary course of operations. Recent examples of such charges include costs related to the special committee investigation into the Company’s past stock option granting practices. The Company’s management excludes these costs when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes these charges when presenting non-GAAP financial measures. Further, the Company believes it is useful to investors to understand the specific impact of these charges on its operating results.

(E)
Restructuring charges include excess facility and asset-related restructuring charges and severance costs resulting from reductions of personnel driven by modifications to the Company’s business strategy, such as acquisitions or divestitures. These costs may vary in size based on the Company’s restructuring plan. In addition, the Company’s assumptions are continually evaluated, which may increase or reduce the charges in a specific period. The Company’s management excludes these costs when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes these charges when presenting non-GAAP financial measures.

(F)
Loss on sale/disposal of assets and technology relate to the sale or disposal of assets of the Company. These gains or losses can vary significantly in size and amount. The Company’s management excludes these gains or losses when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes these items when presenting non-GAAP financial measures. In addition, in periods where the Company realizes gains or incurs losses on the sale of assets and/or technology, the Company believes it is useful to investors to highlight the specific impact of these charges on its operating results.

(G)
Change in fair value of stock-based liability awards constitutes the expense or benefit associated with the change in fair value of stock-based liability awards at the end of the each reporting period.

(H)	Provision for income taxes is our GAAP provision that must be added back to GAAP net income to reconcile to non-GAAP income before taxes.

(I)
Non-GAAP provision for income taxes reflects a 27% non-GAAP effective tax rate used by the Company’s management to calculate non-GAAP net income. Management believes that the 27% effective tax rate in each respective period is reflective of a long-term normalized tax rate under the global McAfee legal entity and tax structure as of the respective period end.

McAFEE, INC. AND SUBSIDIARIES
PROJECTED GAAP REVENUE AND RECONCILIATION OF PROJECTED
GAAP NET INCOME PER SHARE TO PROJECTED NON-GAAP NET INCOME PER SHARE
(Preliminary and unaudited)

	Q2 FY'08	FY'08

Projected GAAP revenue range	$360M - $375M	$1,435M - $1,535M

Projected net income per share reconciliation:

Projected GAAP net income per share range - diluted	$0.26 - $0.31	$1.15 - $1.25

Add back:
Projected non-cash stock-based compensation adjustment per share, net of tax (1)	$0.09 - $0.13	$0.37 - $0.47
Projected other adjustments per share, net of tax (2)	$0.03 - $0.07	$0.23 - $0.33

Projected non-GAAP net income per share range - diluted*	$0.42 - $0.47	$1.85 - $1.95

*
We believe that providing a forecast of the non-GAAP items set forth above is useful to investors, and such items are used by our management, for the reasons associated with each of the adjusting items as described below.

(1)
Non-cash stock-based compensation charges consist of non-cash charges relating to employee stock options, and restricted stock awards and units determined in accordance with SFAS 123R. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies, and for a more accurate comparison of our financial results to previous periods. In addition, the Company believes it is useful to investors to understand the specific impact of the application of SFAS 123R on our operating results.

(2)
Other adjustments include amortization of purchased technology, patents, and intangibles, SEC and compliance costs, restructuring charges, acquisition related costs, loss/gain on sale/disposal of assets and technology, income taxes and certain other items. We exclude these items because we believe they are not directly related to the operation of our business. A more detailed explanation of the reasons why we exclude these categories from our GAAP net income is contained in paragraphs (B) through (I) above under the table entitled “Reconciliation of GAAP to Non-GAAP Financial Measures.”

McAFEE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED REVENUE BY PRODUCT GROUPS
(in thousands)
(Preliminary and unaudited)

	Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended
	March 31, 2008		December 31, 2007		September 30, 2007		June 30, 2007		March 31, 2007

McAfee Corporate	$216,411	59%	$215,295	60%	$185,690	58%	$182,400	58%	$186,385	59%

McAfee Consumer	153,230	41%	141,231	40%	136,296	42%	132,430	42%	128,493	41%

Total McAfee	$369,641	100%	$356,526	100%	$321,986	100%	$314,830	100%	$314,878	100%

SOURCE McAfee, Inc.